UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3565120

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

51 Sawyer Road, Suite 200
Waltham, MA	02453

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Series B Convertible Perpetual Preferred Stock,	New York Stock Exchange
par value $0.001 per share
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
     This Form 8-A is being filed by Inverness Medical Innovations, Inc. (the “Company”) in connection with the listing of its Series B Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), on the New York Stock Exchange on or about January 6, 2009, and the Company’s related voluntary withdrawal of the listing of the Series B Preferred Stock on the NYSE Alternext US LLC (formerly the American Stock Exchange LLC).
     A description of the Series B Preferred Stock to be registered hereunder is set forth in the “Description of Inverness Series B Preferred Stock” of the proxy statement/prospectus included in Amendment No. 2 to the Company’s Registration Statement on Form S-4 (File No. 333-149259) filed with the Securities and Exchange Commission on April 3, 2008, which description is incorporated herein by reference. As of December 30, 2008, the Company had 1,832,621 shares of Series B Preferred Stock issued and outstanding.
Item 2. Exhibits.

Exhibit No.	Description

(1)	Proxy Statement/Prospectus of Inverness Medical Innovations, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, as amended (File No. 333-149259)).

(2)	Certificate of Designations of Series B Convertible Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, event date May 9, 2008, filed on May 14, 2008).

(3)	Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-149259)).

(4)	First Amendment to the Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

(5)	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

(6)	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-149259)).

(7)	Second Amendment to the Amended and Restated Certificate of Incorporation of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.3 to the

Exhibit No.	Description

Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008).

(8)	Amended and Restated By-laws of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-149259)).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Dated: January 2, 2009	By: Name:	/s/ David Teitel David Teitel
	Title:	Chief Financial Officer